Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2020

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 5, 2020
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - August 5, 2020: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2020.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
Gross premiums written	$439,651	$449,762	(2.2)%	$774,834	$768,321	0.8%
Gross premiums earned	$344,139	$330,025	4.3%	$688,758	$641,838	7.3%
Net premiums earned	$185,482	$190,404	(2.6)%	$377,078	$371,126	1.6%
Total revenues	$216,397	$204,776	5.7%	$392,701	$407,097	(3.5)%
Earnings (loss) before income tax	$29,482	$(3,605)	NM	$13,678	$8,728	56.7%
Net income (loss) attributable to UIHC	$24,274	$(2,903)	NM	$11,551	$6,566	75.9%
Net income (loss) available to UIHC common stockholders per diluted share	$0.56	$(0.07)	NM	$0.27	$0.15	80.0%

Reconciliation of net income (loss) to core income:
Plus: Non-cash amortization of intangible assets	$1,044	$1,982	(47.3)%	$2,181	$3,980	(45.2)%
Less: Net realized gains (losses) on investment portfolio	$59	$(13)	NM	$(9)	$168	(105.4)%
Less: Unrealized gains (losses) on equity securities	$20,552	$2,737	NM	$(5,904)	$12,910	(145.7)%
Less: Net tax impact(1)	$(4,109)	$(186)	NM	$1,700	$(2,275)	174.7%
Core income (loss) (2)	$8,816	$(3,459)	354.9%	$17,945	$(257)	NM
Core income (loss) per diluted share(2)	$0.20	$(0.08)	350.0%	$0.42	$(0.01)	NM

Book value per share				$12.27	$12.54	(2.2)%
NM = Not Meaningful

(1) In order to reconcile net income (loss) to the core income (loss) measure, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

“The second quarter saw a lot of change for me and for UIHC," said Dan Peed, CEO of UPC Insurance. "I am very excited to join the leadership team as Chairman and CEO effective July 1st.  As I have been a catastrophe underwriter for over 25 years, I am very comfortable we can continue to grow our non-cat underwriting margin and optimize catastrophe exposures and reinsurance coverages. The second quarter saw continuing improvement in our underlying combined ratio as rate increases earn their way through the portfolio, and underwriting and risk selection actions take effect. While the second quarter was an active non-named catastrophe quarter, in line with our peers, we were still able to generate a core income of $.20 per share and $.30 per share excluding named storms.”

“Our results for the second quarter continued to show improvement in several key metrics such as core income and the underlying combined ratio, and I’m grateful for the hard work and progress our team has made," said Brad Martz, President and CFO of UPC Insurance. "However, we are just getting started on the exciting next chapter of our Company’s evolution under Dan’s leadership and more work must be done. A hardening property insurance market provides UPC with a great opportunity to be more selective and optimize our risk portfolio for long-term profitability, so that’s what we intend to focus on.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to UIHC	$24,274	$(2,903)	$11,551	$6,566
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	18.8%	(2.2)%	4.5%	2.5%

Core income (loss)	$8,816	$(3,459)	$17,945	$(257)
Core return on equity (1)(2)	6.8%	(2.6)%	6.9%	(0.1)%
(1) Return on equity for the three and six months ended June 30, 2020 and 2019 is calculated on an annualized basis by dividing the net income (loss) or core net income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	Change		2020	2019	Change
Loss ratio, net(1)	54.8%	61.1%	(6.3	) pts	54.2%	59.5%	(5.3	) pts
Expense ratio, net(2)	44.6%	47.1%	(2.5	) pts	45.0%	46.5%	(1.5	) pts
Combined ratio (CR)(3)	99.4%	108.2%	(8.8	) pts	99.2%	106.0%	(6.8	) pts
Effect of current year catastrophe losses on CR	16.1%	8.3%	7.8	pts	12.4%	7.4%	5.0	pts
Effect of prior year unfavorable (favorable) development on CR	(0.4)%	8.1%	(8.5	) pts	(0.5)%	5.6%	(6.1	) pts
Underlying combined ratio(4)	83.7%	91.8%	(8.1	) pts	87.3%	93.0%	(5.7	) pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Impact of Coronavirus (COVID-19), Financial Status and Outlook

The COVID-19 pandemic has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans and restrictions, self-imposed quarantine periods, state and local shelter-in-place orders, business and government shutdowns and social distancing, have caused and continue to cause material disruption to businesses and economies globally. In addition, global equity markets have experienced and continue to experience significant volatility and weakness.

The Company is committed to its employees, agents, customers and stockholders in its resolve to maintain a stable and secure business. The Company has continued to operate at nearly full capacity while taking the necessary steps to ensure the health and safety of its employees through adherence to CDC, state and local government work guidelines. In addition, the Company has converted to virtual sales processes to enable our agents to continue their activities.

The scope, severity and longevity of any potential business shutdowns or disruptions as a result of the COVID-19 outbreak is highly uncertain and cannot be predicted at this time, as new information may continue to emerge concerning the actions governments may take to contain or mitigate the spread of the virus or address its impact on individuals, businesses and the economy. The Company did not incur material claims or significant disruptions to the business for the three and six months ended June 30, 2020. The Company has not incurred any significant disruptions to its business operations, financial position, liquidity or its ability to service its policyholders as of the date of this press release, with the exceptions of fluctuations in our investment portfolios due to the volatility of the equity securities markets and an immaterial decline in new business premium generated from the Northeast region during the start of the second quarter of 2020 due to COVID-19. At this time, it is not possible to reasonably estimate the extent of the impact of the economic uncertainties on the financial results and conditions of the Company in future periods, but the Company will continue to respond to the COVID-19 pandemic and take reasonable measure to make sure customers continue to be served without interruption.

Quarterly Financial Results

Net income attributable to the Company for the second quarter of 2020 was $24.3 million, or $0.56 per diluted share, compared to net loss of $2.9 million, or $(0.07) per diluted share, for the second quarter of 2019. The increase in net income was primarily due to an increase in unrealized gains on equity securities, in conjunction with a decrease in loss and loss adjustment expenses (LAE) and a decrease in policy acquisition costs during the second quarter of 2020 compared to the second quarter of 2019. This was offset by a decline in gross written premium for the quarter as described below.

The Company's total gross written premium decreased by $10.1 million, or (2.2)%, to $439.7 million for the second quarter of 2020, from $449.8 million for the second quarter of 2019, driven by a decrease in assumed premiums which was offset by the impact of rate increases in Florida and organic policy growth in new and renewal business generated in the Gulf and Southeast regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2020	2019	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$263,108	$243,124	$19,984	8.2%
Gulf	74,083	63,723	10,360	16.3
Northeast	55,189	55,814	(625)	(1.1)
Southeast	35,206	32,004	3,202	10.0
Total direct written premium by region	427,586	394,665	32,921	8.3%
Assumed premium (2)	12,065	55,097	(43,032)	(78.1)
Total gross written premium by region	$439,651	$449,762	$(10,111)	(2.2)%

Gross Written Premium by Line of Business
Personal property	$307,965	$286,106	$21,859	7.6%
Commercial property	131,686	163,656	(31,970)	(19.5)
Total gross written premium by line of business	$439,651	$449,762	$(10,111)	(2.2)%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2020 and 2019 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $14.6 million, or 12.6%, to $101.7 million for the second quarter of 2020, from $116.3 million for the second quarter of 2019. Loss and LAE expense as a percentage of net earned premiums decreased 6.3 points to 54.8% for the second quarter of 2020, compared to 61.1% for the second quarter of 2019. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2020 would have been 21.1%, a decrease of 4.7 points from 25.8% during the second quarter of 2019.

Policy acquisition costs decreased by $9 million, or 14.6%, to $52.6 million for the second quarter of 2020, from $61.6 million for the second quarter of 2019 primarily due to an increase in ceding commission income, as a result of changes made to the terms of the Company's quota share reinsurance agreements.

Operating and underwriting expenses increased by $2.8 million, or 25.0%, to $14.0 million for the second quarter of 2020, from $11.2 million for the second quarter of 2019, primarily due to increased investments in technology. This was partially offset by a decrease in travel related expenses, as all business-related travel was postponed during the current quarter as a result of closures and government limitations imposed during the pandemic.

General and administrative expenses decreased by $0.7 million, or 4.2%, to $16.1 million for the second quarter of 2020, from $16.8 million for the second quarter of 2019, primarily due to a decrease in legal and consulting expenses, as well as a decrease in amortization expense as all intangible assets acquired following the 2015 acquisition of Family Security Insurance Company, Inc. (FSIC) have been fully amortized in 2020.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	Change		2020	2019	Change
Loss and LAE	$101,693	$116,252	$(14,559)		$204,530	$220,799	$(16,269)
% of Gross earned premiums	29.5%	35.2%	(5.7	) pts	29.7%	34.4%	(4.7	) pts
% of Net earned premiums	54.8%	61.1%	(6.3	) pts	54.2%	59.5%	(5.3	) pts
Less:
Current year catastrophe losses	$29,799	$15,802	$13,997		$46,917	$27,459	$19,458
Prior year reserve unfavorable (favorable) development	(823)	15,332	(16,155)		(1,952)	20,967	(22,919)
Underlying loss and LAE (1)	$72,717	$85,118	$(12,401)		$159,565	$172,373	$(12,808)
% of Gross earned premiums	21.1%	25.8%	(4.7	) pts	23.2%	26.9%	(3.7	) pts
% of Net earned premiums	39.2%	44.7%	(5.5	) pts	42.3%	46.4%	(4.1	) pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	Change		2020	2019	Change
Policy acquisition costs	$52,573	$61,622	$(9,049)		$111,448	$116,868	$(5,420)
Operating and underwriting	13,977	11,199	2,778		23,681	21,410	2,271
General and administrative	16,121	16,802	(681)		34,422	34,383	39
Total Operating Expenses	$82,671	$89,623	$(6,952)		$169,551	$172,661	$(3,110)
% of Gross earned premiums	24.0%	27.2%	(3.2	) pts	24.6%	26.9%	(2.3	) pts
% of Net earned premiums	44.6%	47.1%	(2.5	) pts	45.0%	46.5%	(1.5	) pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the second quarter of 2020 and 2019 were as follows:

	2020	2019
Non-at-Risk	(2.6)%	(2.4)%
Quota Share	(13.0)%	(9.2)%
All Other	(30.5)%	(30.7)%
Total Ceding Ratio	(46.1)%	(42.3)%

The increase in this ratio was driven by the terms of the renewal of the Company's quota share agreement in 2019. From inception through May 2019, the quota share agreement only covered the Company's subsidiary United Property & Casualty Insurance Company at a ceding percentage of 20.0%. When the agreement was renewed on June 1, 2019, the Company modified the terms to add its subsidiary, FSIC and to increase the ceding percentage to 22.5%. This rate was effective through May 2020, and was maintained with the June 1, 2020 renewal of the quota share agreement.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased to $1.4 billion at June 30, 2020 from $1.3 billion at December 31, 2019. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 87.7% of total investments at June 30, 2020, compared to 87.5% at December 31, 2019. At June 30, 2020 our fixed maturity investments had a modified duration of 3.5 years, compared to 3.4 years at December 31, 2019.

Book Value Analysis

Book value per share increased 5.0% from $11.69 at December 31, 2019, to $12.27 at June 30, 2020. Underlying book value per share increased 1.3% from $11.43 at December 31, 2019 to $11.58 at June 30, 2020. The increase in the Company's book value per share was due to an increase in the Company's retained earnings as the result of net income in the first half of 2020. As shown in the table below, removing the effect of AOCI decreases the Company's book value per share however, the Company still experienced an increase in underlying book value per share for the second quarter of 2020 as compared to year end.

($ in thousands, except for share and per share data)	June 30, 2020	December 31, 2019

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$528,267	$503,138
Denominator:
Total Shares Outstanding	43,068,379	43,028,074
Book Value Per Common Share	$12.27	$11.69

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$528,267	$503,138
Less: Accumulated other comprehensive income (loss)	29,527	11,319
Stockholders' Equity, excluding AOCI	$498,740	$491,819
Denominator:
Total Shares Outstanding	43,068,379	43,028,074
Underlying Book Value Per Common Share(1)	$11.58	$11.43

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of the Company's business.

Conference Call Details

Date and Time:    August 5, 2020 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://event.webcasts.com/starthere.jsp?ei=1346727&tp_key=3df0ca5fb6.

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUE:
Gross premiums written	$439,651	$449,762	$774,834	$768,321
Change in gross unearned premiums	(95,512)	(119,737)	(86,076)	(126,483)
Gross premiums earned	344,139	330,025	688,758	641,838
Ceded premiums earned	(158,657)	(139,621)	(311,680)	(270,712)
Net premiums earned	185,482	190,404	377,078	371,126
Net investment income	5,907	7,570	12,824	14,865
Net realized investment gains (losses)	59	(13)	(9)	168
Net unrealized gains (losses) on equity securities	20,552	2,737	(5,904)	12,910
Other revenue	4,397	4,078	8,712	8,028
Total revenues	$216,397	$204,776	$392,701	$407,097
EXPENSES:
Losses and loss adjustment expenses	101,693	116,252	204,530	220,799
Policy acquisition costs	52,573	61,622	111,448	116,868
Operating expenses	13,977	11,199	23,681	21,410
General and administrative expenses	16,121	16,802	34,422	34,383
Interest expense	2,565	2,527	4,984	4,936
Total expenses	186,929	208,402	379,065	398,396
Income (loss) before other income	29,468	(3,626)	13,636	8,701
Other income	14	21	42	27
Income (loss) before income taxes	29,482	(3,605)	13,678	8,728
Provision (benefit) for income taxes	5,040	(808)	1,752	1,947
Net income (loss)	$24,442	$(2,797)	$11,926	$6,781
Less: Net income attributable to noncontrolling interests	168	106	375	215
Net income (loss) attributable to UIHC	$24,274	$(2,903)	$11,551	$6,566
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	28,332	10,633	24,222	24,955
Reclassification adjustment for net realized investment losses (gains)	(59)	13	9	(168)
Income tax expense related to items of other comprehensive income	(6,858)	(2,429)	(5,875)	(5,888)
Total comprehensive income	$45,857	$5,420	$30,282	$25,680
Less: Comprehensive income attributable to noncontrolling interests	549	205	523	436
Comprehensive income attributable to UIHC	$45,308	$5,215	$29,759	$25,244

Weighted average shares outstanding
Basic	42,860,922	42,762,417	42,833,225	42,729,730
Diluted	43,055,115	42,762,417	43,041,623	43,097,244

Earnings available to UIHC common stockholders per share
Basic	$0.57	$(0.07)	$0.27	$0.15
Diluted	$0.56	$(0.07)	$0.27	$0.15

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2020	December 31, 2019
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$1,015,291	$884,861
Equity securities	131,003	116,610
Other investments	12,010	10,252
Total investments	$1,158,304	$1,011,723
Cash and cash equivalents	229,631	215,469
Restricted cash	51,939	71,588
Accrued investment income	5,815	5,901
Property and equipment, net	37,949	32,728
Premiums receivable, net	113,288	86,568
Reinsurance recoverable on paid and unpaid losses	486,805	550,136
Ceded unearned premiums	498,838	270,034
Goodwill	73,045	73,045
Deferred policy acquisition costs	120,182	104,572
Intangible assets, net	23,898	26,079
Other assets	30,738	19,375
Total Assets	$2,830,432	$2,467,218
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$683,471	$760,357
Unearned premiums	760,131	674,055
Reinsurance payable on premiums	460,807	166,131
Payments outstanding	45,552	57,555
Accounts payable and accrued expenses	88,061	78,592
Operating lease liability	2,369	324
Other liabilities	82,184	47,407
Notes payable, net	158,340	158,932
Total Liabilities	$2,280,915	$1,943,353
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,216,919 and 43,056,310 issued, respectively; 43,068,379 and 43,028,074 outstanding, respectively	4	4
Additional paid-in capital	392,633	391,852
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	29,527	11,319
Retained earnings	106,534	100,394
Total stockholders' equity attributable to UIHC stockholders	$528,267	$503,138
Noncontrolling interests	21,250	20,727
Total Stockholders' Equity	$549,517	$523,865
Total Liabilities and Stockholders' Equity	$2,830,432	$2,467,218